EXHIBIT 10.1

Execution Version

The Brink’s Company

$50,000,000 4.57% Guaranteed Senior Unsecured Notes, Series A, due January 24, 2021

and

$50,000,000 5.20% Guaranteed Senior Unsecured Notes, Series B, due January 24, 2021

______________

Note Purchase Agreement

______________

Dated as of January 24, 2011

-ii-

-iii-

-iv-

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Debt; Existing Liens

Schedule 5.17	—	ICC Termination Act

Exhibit 1-A	—	Form of 4.57% Guaranteed Senior Unsecured Note, Series A, due January 24, 2021

Exhibit 1-B	—	Form of 5.20% Guaranteed Senior Unsecured Note, Series B, due January 24, 2021

Exhibit 2	—	Form of Guarantor Joinder Agreement

-v-

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA  23226-8100

4.57% Guaranteed Senior Unsecured Notes, Series A, due January 24, 2021

5.20% Guaranteed Senior Unsecured Notes, Series B, due January 24, 2021

as of January 24, 2011

To Each of the Purchasers Listed in
Schedule A Hereto:

Ladies and Gentlemen:

The Brink’s Company, a Virginia corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1. Authorization of Notes.

The Company will authorize the issue and sale of (i) $50,000,000 aggregate principal amount of its 4.57% Guaranteed Senior Unsecured Notes, Series A, due January 24, 2021 (the “Series A Notes”) and (ii) $50,000,000 aggregate principal amount of its 5.20% Guaranteed Senior Unsecured Notes, Series B, due January 24, 2021 (the “Series B Notes,” and together with the Series A  Notes, collectively, the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 14).  The Series A Notes and Series B Notes shall be substantially in the form set out in Exhibit 1-A and 1-B, respectively.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2. Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the respective series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.  The Series A Notes and the Series B Notes are each herein sometimes referred to as Notes of a “series.”

The Brink's Company	Note Purchase Agreement

The performance and payment of all obligations of the Company hereunder and under the Notes shall be guaranteed by the Guarantors pursuant to the provisions of Section 13.

Section 3. Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603, at 11:00 a.m., Chicago time, at a closing (the “Closing”) on January 24, 2011 or on such other Business Day thereafter on or prior to January 31, 2011 as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the Notes of each series to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 9104010609 at JPMorgan Chase Bank, 1 Chase Manhattan Plaza, New York, New York 10005, ABA Number 021000021, account name: The Brink’s Company.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

    Section 4.1.   Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

    Section 4.2.   Performance; No Default. Each Note Party shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Restricted Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.6 or 10.7 had such Sections applied since such date.

    Section 4.3.   Compliance Certificates.

    (a)   Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

The Brink's Company	Note Purchase Agreement

    (b)   Secretary’s Certificate.  Each Note Party shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes (in the case of the Company) and this Agreement.

    Section 4.4.   Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Hunton & Williams LLP, counsel to the Note Parties and from McAlister C. Marshall, II, General Counsel of the Company each covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Note Parties hereby instruct such counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions covering such matters incident to such transactions as such Purchaser may reasonably request.

    Section 4.5.   Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any Applicable Law (including, without limitation, Regulation T, U or X of the Board) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

    Section 4.6.   Sale of Other Notes.  Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

    Section 4.7.   Payment of Special Counsel Fees.  Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

    Section 4.8.   Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

    Section 4.9.   Changes in Corporate Structure.  No Note Party shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time after December 31, 2009.

The Brink's Company	Note Purchase Agreement

    Section 4.10.   Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

    Section 4.11.   Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

    Section 5.1.   Organization; Power and Authority.  Each Note Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Note Party has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and, in the case of the Company, the Notes, and to perform the provisions hereof and thereof.

    Section 5.2.   Authorization, Etc.  This Agreement has been duly authorized by all necessary corporate action on the part of each Note Party and the Notes have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes a legal, valid and binding obligation of each Note Party, enforceable against each Note Party in accordance with its terms, and upon execution and delivery thereof, each Note will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except in each case as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Section 5.3.   Disclosure.  The Company, through its agent, RBS Securities Inc.,  has delivered to each Purchaser a copy of a Private Placement Memorandum, dated December 2010 (the “Memorandum”), relating to the transactions contemplated hereby.  The Disclosure Documents (as defined herein below) fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Restricted Subsidiaries.  This Agreement, the Memorandum, all filings and reports of the Company made with the SEC, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the

The Brink's Company	Note Purchase Agreement

Company in connection with the transactions contemplated hereby (excluding information and market data specifically identified as being from a third party source, which the Company has no reason to believe is inaccurate), and the financial statements listed in Schedule 5.5, in each case, delivered or made available to the Purchasers prior to December 17, 2010 (this Agreement, the Memorandum, the SEC filings and reports, and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to market data and projected financial information, the Company represents only that such data and information was prepared in good faith based upon information and assumptions believed to be reasonable at the time.  Except as disclosed in the Disclosure Documents, since December 31, 2009, there has been no change in the financial condition, business, properties or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect.  There is no fact known to a Responsible Officer that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

    Section 5.4.   Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Restricted Subsidiaries and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether it is a Restricted Subsidiary or an Unrestricted Subsidiary.

    (b)All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 or permitted by Section 10.6(b)).

    (c)Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure would not reasonably be expected to have a Material Adverse Effect.

    (d)No Material Restricted Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, as disclosed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes or regulations) restricting the ability of such Material Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted

The Brink's Company	Note Purchase Agreement

Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Restricted Subsidiary.

    Section 5.5.   Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and for the omission of notes).  The Company and its Restricted Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

    Section 5.6.   Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Note Parties of this Agreement and the Company of the Notes will not (i) conflict with, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Note Party or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Note Party or any Restricted Subsidiary is bound or by which any Note Party or any Restricted Subsidiary or any of their respective properties may be bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Note Party or any Restricted Subsidiary or (iii) violate any Applicable Law presently in effect except for any conflict, breach, default, creation of a Lien, or violation described in clauses (i), (ii) or (iii) above which would not reasonably be expected to result in a Material Adverse Effect.

    Section 5.7.   Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority (other than a notice filing on Form 8-K under the Exchange Act) is required in connection with the execution, delivery or performance by (i) any Note Party of this Agreement or (ii) the Company of the Notes.

    Section 5.8.   Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of a Responsible Officer, threatened against any Note Party or any Restricted Subsidiary or any property of any Note Party or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    (b)Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or such Restricted Subsidiary or is in violation of any Applicable Law (including

The Brink's Company	Note Purchase Agreement

without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority presently in effect, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    Section 5.9.   Taxes.  The Company and its Restricted Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  No Responsible Officer knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of the Note Parties have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all Fiscal Years up to and including the Fiscal Year ended December 31, 2005.

    Section 5.10.   Title to Property; Leases.  Each of the Company and its Restricted Subsidiaries have good and sufficient title to all of the Material properties owned by it, and valid leasehold interests in all Material properties leased by it, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.

    Section 5.11.   Licenses, Permits, Etc.  (a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without any conflict with the rights of others known to any Responsible Officer.

    (b)Except as would not reasonably be expected to result in a Material Adverse Effect or as disclosed in the Disclosure Documents, to the knowledge of a Responsible Officer, no product of the Company or any of its Restricted Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

    (c)Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of a Responsible Officer, there is no violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

The Brink's Company	Note Purchase Agreement

    Section 5.12.   Compliance with ERISA.  (a) Each Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code. No Plan has terminated under circumstances giving rise to liability of the Company or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no Lien under Section 4068 of ERISA exists with respect to the assets of the Company or any ERISA Affiliate.  No Reportable Event has occurred with respect to any Plan, except for Reportable Events that would not have a Material Adverse Effect.  No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) exists with respect to any Plan, nor does any Lien under Section 302 of ERISA or Section 412 of the Code exist with respect to any Plan.

    (b)Neither the Company nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which have given rise to or would give rise to withdrawal liability under ERISA which, in the aggregate, would have a Material Adverse Effect and which has not been fully paid as of the date of Closing. Neither the Company nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the knowledge of any Responsible Officer, has any such reorganization, insolvency or termination occurred, where such reorganization, insolvency or termination has resulted in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).

    (c)Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authorities except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to so timely make such contribution has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Note Party or any Restricted Subsidiary thereof has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The present value of the accumulated benefit liabilities under each Foreign Pension Plan does not exceed the current fair market value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

    (d)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of

The Brink's Company	Note Purchase Agreement

ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

    Section 5.13.   Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than twenty (20) other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

    Section 5.14.   Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes for the repayment of existing Debt and general corporate purposes of the Company and its Subsidiaries.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Note Party in a violation of Regulation X of the Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board (12 CFR 220).  After applying the proceeds of the Notes, Margin Stock does not constitute more than 5% of Consolidated Total Assets and the Company does not have any present intention that Margin Stock will constitute more than 5% of Consolidated Total Assets.  As used in this Section, the term “purpose of buying or carrying” has the meaning assigned to it in Regulation U of the Board.

    Section 5.15.   Existing Debt; Future Liens.  (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt the principal amount of which exceeds $10,000,000 (“Material Debt”) of the Company and its Restricted Subsidiaries (other than any surety, guaranty or other similar arrangements entered into in the ordinary course of business and not in respect of any Debt for borrowed money) as of September 30, 2010 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Debt of the Company or its Restricted Subsidiaries.  Neither the Company nor any Restricted Subsidiary is in default beyond any applicable cure period in, and no waiver of default is currently in effect with respect to, the payment of any principal or interest on any Material Debt of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Material Debt of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

    (b)Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a

The Brink's Company	Note Purchase Agreement

contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.6.

    (c)Neither the Company nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as specifically indicated in Schedule 5.15.

    Section 5.16.   Foreign Assets Control Regulations, Etc.  (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

    (b)Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

    (c)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

    Section 5.17.   Status under Certain Statutes.  Except as disclosed on Schedule 5.17, neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

    Section 5.18.   Environmental Matters.  In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Company represents and warrants that applicable Environmental

The Brink's Company	Note Purchase Agreement

Laws and laws relating to occupational health and safety do not, and would not, have a Material Adverse Effect.  The Company and each Restricted Subsidiary has obtained and holds all permits, licenses and approvals required under Environmental Laws which are necessary for the conduct of its business and the operation of its facilities, which failure to obtain and hold would have a Material Adverse Effect, and the Company and its Restricted Subsidiaries have not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.

    Section 5.19.   Ranking of Notes.  (a) The obligations of each Note Party under the Note Documents will, upon the issuance of the Notes, rank at least pari passu, without preference or priority, with the obligations of such Note Party in respect of all other unsecured and unsubordinated Debt of such Note Party.

    (b)Each Restricted Subsidiary which is a guarantor under the Credit Agreement is a guarantor in respect of the Notes.

Section 6. Representations of the Purchasers.

    Section 6.1.   Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

    Section 6.2.   Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

The Brink's Company	Note Purchase Agreement

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

The Brink's Company	Note Purchase Agreement

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.   Qualified Institutional Buyer; Accredited Investor.  Each Purchaser represents that it is a Qualified Institutional Buyer or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).  Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and the other Note Parties and received answers concerning the terms and conditions of the sale of the Notes.

Section 7. Information as to Company.

Section 7.1.   Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)   Quarterly Statements — as soon as available, but in any event no later than 60 days after the end of the first three fiscal quarterly periods of each Fiscal Year, duplicate copies of:

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries, taken as a whole, and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its website on the worldwide web (at the date of this Agreement located at:  http://www.brinks.com) and shall have given each Purchaser prior notice of such

The Brink's Company	Note Purchase Agreement

availability on EDGAR and on its website in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)   Annual Statements — as soon as available, but in any event no later than 90 days after the end of each Fiscal Year of the Company, duplicate copies of:

(i)    consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)    consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of KPMG LLP or any other firm of independent certified public accountants of recognized national standing which opinion shall not be qualified with respect to scope limitations imposed by the Company or its Subsidiaries, the status of the Company and its Subsidiaries as a going concern, or the accounting principles followed by the Company or any Subsidiary not in accordance with GAAP, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K (the “Form 10-K”) for such Fiscal Year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)   SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to the lenders under the Credit Agreement (excluding information sent to such lenders in the ordinary course of administration of the Credit Agreement, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (excluding registration statements filed pursuant to employee stock option or benefit plans and without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material provided, that the Company shall be deemed to have made delivery of any document required by this Section 7.1(c) if it shall have timely made Electronic Delivery thereof;

(d)   Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or

The Brink's Company	Note Purchase Agreement

Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and

(e)   Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries  (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.   Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be made by separate substantially concurrent delivery of such certificate to each holder of Notes):

(a)   Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.2, 10.5, 10.6, 10.11 and 10.12 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)   Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished through the end of such quarterly or annual period and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default and that to the knowledge of such Senior Financial Officer, no such condition exists at the date of such certificate or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.   Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)   No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal

The Brink's Company	Note Purchase Agreement

executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (provided that one or more Responsible Officers may, if it so chooses, be present at or participate in any such discussions), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)   Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.   Notice of Environmental Matters.  The Company will furnish, and will cause each Restricted Subsidiary to furnish, to each holder of Notes that is an Institutional Investor, as soon as reasonably practicable after receipt by the Company or any Restricted Subsidiary, a copy of any written notice or claim to the effect that the Company or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material which claim would have a Material Adverse Effect.

Section 7.5.   Notice of Litigation and Other Matters.  The Company will promptly (but in no event later than three (3) Business Days after a Responsible Officer obtains knowledge thereof) furnish telephonic (confirmed in writing to each holder of Notes that is an Institutional Investor) or written notice to each holder of Notes that is an Institutional Investor of:

(a)    the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against any of the Note Parties or any of their Restricted Subsidiaries or any of their respective properties, assets or businesses (i) which in the reasonable judgment of the Company would, if adversely determined, have a Material Adverse Effect, (ii) with respect to any Debt equal to or in excess of $50,000,000 of the Note Parties or any of their Restricted Subsidiaries or (iii) with respect to any Note Document;

          (b)    any notice of any violation received by any of the Note Parties or any of their Restricted Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in the reasonable judgment of a Responsible Officer in any such case would have a Material Adverse Effect;

          (c)    the occurrence of any Internal Control Event which in the reasonable judgment of the Company would have a Material Adverse Effect, together with a written

The Brink's Company	Note Purchase Agreement

statement of a Responsible Officer specifying the nature of such Internal Control Event, and the action that the Company has taken and proposes to take with respect thereto; and

          (d)    (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code (along with a copy thereof) which would have a Material Adverse Effect, (ii) all notices from the PBGC received by any of the Note Parties or any ERISA Affiliate of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) all notices received by any of the Note Parties or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which would have a Material Adverse Effect, (iv) a Responsible Officer obtaining knowledge or reason to know that any of the Note Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the occurrence of a Reportable Event, (vi) a failure to make any required contribution to a Plan which would have a Material Adverse Effect, and (vii)  the creation of any lien in favor of the PBGC or a Plan which would have a Material Adverse Effect.

Section 8. Payment and Prepayment of the Notes.

Section 8.1.   Mandatory Prepayment of Series A Notes; Maturity.  (a) On January 24, 2015 and on each January 24 thereafter to and including January 24, 2020 the Company will prepay $7,142,857.14 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

(b)    As provided therein, the entire unpaid principal balance of the Series B Notes shall be due and payable on the stated maturity date thereof.

Section 8.2.   Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment provided, however, that so long as Notes of more than one series shall remain outstanding, the Company shall not prepay any Notes pursuant to this Section 8.2 unless the principal amount of Notes to be prepaid shall be allocated among each series of outstanding Notes in the same proportion as the aggregate outstanding principal amount of the Notes of such series bears to the aggregate outstanding principal amount of all Notes, in each case immediately prior to such prepayment.  Each such notice shall specify such date (which

The Brink's Company	Note Purchase Agreement

shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.   Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of all series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.   Maturity; Surrender, Etc.   In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be promptly surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.   Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any series except (a) upon the payment or prepayment of the Notes of such series in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase made by the Company or an Affiliate of the Company pro rata to the holders of all Notes of all series at the time outstanding upon the same terms and conditions (taking into account the different interest rates and amortization or required prepayment schedules of each series).  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days.  If the holders of more than 10% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any of its Affiliates pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

The Brink's Company	Note Purchase Agreement

Section 8.6.   Change in Control.

(a)Notice of Change in Control.  The Company will, within five (5) Business Days after the occurrence of any Change in Control, give written notice (the “Change in Control Notice”) of such Change in Control to each holder of Notes.  Such Change in Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.6(c) hereof and shall be accompanied by the certificate described in Section 8.6(e).

(b)Offer to Prepay Notes.  The offer to prepay Notes contemplated by Section 8.6(a) shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change in Control Notice (the “Proposed Prepayment Date”).  Such date shall be not less than 30 days and not more than 90 days after the date of delivery of the Change in Control Notice.

(c)Acceptance.  Any holder of Notes may accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company not later than 10 days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder.

(d)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon but without any Make-Whole Amount or other premium.  The prepayment shall be made on the Proposed Prepayment Date.

(e)Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of delivery of the Change in Control Notice, specifying:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the outstanding principal balance of each such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.6 required to be fulfilled prior to the giving of notice have been fulfilled and (vi) in reasonable detail, the general nature and date of the Change in Control.

The Brink's Company	Note Purchase Agreement

Section 8.7.   Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years

The Brink's Company	Note Purchase Agreement

(calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8.   Prepayment Without Make-Whole Amount in Connection with Asset Disposition.  If the Company makes an offer to prepay the Notes in connection with any Debt Prepayment Application, the Company will give written notice thereof to the holders of all outstanding Notes, which notice shall (i) refer specifically to this Section 8.8 and describe in reasonable detail the Asset Disposition giving rise to such offer to prepay the Notes, (ii) specify the Ratable Portion of each Note being offered to be prepaid, (iii) specify a date not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”) and specify the Disposition Response Date (as defined below), and (iv) offer to prepay on the Disposition Prepayment Date such Ratable Portion of each Note together with interest accrued thereon to the Disposition Prepayment Date but without payment of the Make-Whole Amount or any premium.  Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company (provided, however, that any holder who fails to so notify the Company shall be deemed to have rejected such offer) on a date at least 10 days prior to the Disposition Prepayment Date (such date 10 days prior to the Disposition Prepayment Date being the “Disposition Response Date”), and the Company shall prepay on the Disposition Prepayment Date such Ratable Portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.8.

Section 9.    Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.   Compliance with Law.  Without limiting Section 10.4, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all Applicable Laws, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with

The Brink's Company	Note Purchase Agreement

such Applicable Laws or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.   Insurance.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.   Maintenance of Properties.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear and during the period of any casualty), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and a Responsible Officer has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.   Payment of Taxes and Claims.  The Company will, and will cause each of its Restricted Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5.   Legal Existence, Etc.  Subject to Section 10.7, the Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its legal existence and all of its rights and franchises unless, in the good faith judgment of a Responsible Officer, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.    Books and Records.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with

The Brink's Company	Note Purchase Agreement

GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 9.7.   Guarantors.  (a) The Company shall not cause or permit any Subsidiary to become obligated as a guarantor under, or deliver any guaranty of, the Credit Agreement Obligations, unless such guaranty is also granted to guarantee the Obligations by execution and delivery of a Guarantor Joinder Agreement and by delivery of such other documentation as the Required Holders may reasonably request in connection therewith, including, without limitation, certified resolutions of such Subsidiary, certified organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guarantor Joinder Agreement subject to customary assumptions and qualifications) and other items of the type required to be delivered pursuant to Section 4.3, all in form, content and scope reasonably satisfactory to the Required Holders.

(b)The Company will designate any Subsidiary which is a Guarantor hereunder a Restricted Subsidiary for all purposes of this Agreement for so long as such Subsidiary is a Guarantor hereunder.

(c)At all times during which any Credit Agreement Obligations are outstanding, upon notice by the Company to each holder of a Note (which notice shall contain a certification by a Responsible Officer as to the applicable matters specified below), a Subsidiary shall automatically cease to be a Guarantor hereunder if such Subsidiary has been released as a borrower, guarantor or other obligor of the Credit Agreement Obligations, provided that, both immediately before and after giving effect to any such release (x) no Default or Event of Default shall have occurred and be continuing and (y) if any fee or other form of consideration (including, but not limited to, any payment or any increase in pricing or any additional guaranty) is given to any agent or lender under the Credit Agreement, directly or indirectly, for the purpose of such release, the holders of the Notes shall receive equivalent consideration (taking into account the relative principal amounts, maturity and interest rate on the obligations).

Section 9.8.   Additional Restrictions; Most Favored Nation.  If at any time the Company or any Restricted Subsidiary is a party to or shall enter into any amendment to or modification or replacement of (i) the negative covenant in the Credit Agreement limiting the incurrence of Consolidated Debt or (ii) the cross-acceleration provision in the Credit Agreement such that the lenders thereunder have increased ability to accelerate their debt or otherwise makes the provision more beneficial to the lenders thereunder ((i) or (ii) above herein referred to as an “Amendment”), then such Amendment and all related provisions and definitions shall be deemed incorporated by reference into Section 7.2(a), Section 10.15, Section 11(c) and Section 11(f), as applicable, of this Agreement, mutatis mutandi, as if set forth fully in this Agreement effective as of the date when such Amendment became effective under the Credit Agreement.  In connection with any Amendment, the Company shall:

(1)provide a copy of such Amendment and all related provisions and definitions to the holders of the Notes promptly upon entering into the Amendment, including with such copy a notice to the holders of the date on which such Amendment became or will

The Brink's Company	Note Purchase Agreement

become effective, provided that the failure of the Company to provide a copy of such Amendment to the holders shall not adversely affect the automatic incorporation of the Amendment into this Agreement as provided above in this Section 9.8; and

(2)as promptly as possible following delivery of such copy, provide to the holders of the Notes a draft of a statement of incorporation (a “Memorialization”) to be executed by the Company and the holders, which Memorialization shall set out the terms of the Amendment and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Amendment mutatis mutandi.

If the Company fails to provide a draft of a Memorialization, then any holder may produce a draft for the consideration of the Company and the other holders.  Any Memorialization executed and delivered by the Company and by the Required Holders (or all holders if pursuant to Section 18.1 the relevant amendment would require the consent of all holders) shall be good and sufficient evidence of the terms of any such Amendment as incorporated into this Agreement, provided that the failure of the holders and the Company to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Amendment into this Agreement as provided above in this Section 9.8.

Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is then continuing, (A) if any Amendment that has been incorporated herein pursuant to this Section 9.8 is subsequently amended or modified in the Credit Agreement with the effect that such Amendment is made less restrictive on the Company, such Amendment, as amended or modified, shall be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement, effective beginning on the Effective Date (as defined below) and (B) if any Amendment that has been incorporated herein pursuant to this Section 9.8 is subsequently removed or terminated from the Credit Agreement or the Company and its Restricted Subsidiaries are otherwise no longer required to comply therewith under the Credit Agreement, the Company and its Restricted Subsidiaries shall, beginning on the Effective Date, no longer be or remain obligated to comply with such Amendment hereunder.  Notwithstanding the foregoing, in no event shall Section 11(f) be amended in such a way as to make such Section less advantageous to the holders of the Notes than such Section is as of the date hereof.  For purposes of this Section 9.8, “Effective Date” shall mean that day which is the first to occur of (a) the first Business Day falling at least 365 days after the effective date of the removal, termination, amendment or modification, as applicable, of the Amendment, (b) the day on which the holders of Notes receive a compliance certificate pursuant to Section 7.2 hereof in connection with the Company’s quarterly or annual financial statements, as applicable, covering the next subsequent financial period of the Company following the financial period in which such Amendment was removed, terminated, amended or modified, as applicable, under the Credit Agreement indicating that the Company was in compliance with such Amendment as of the end of such financial period and (c) the effective date of such removal, termination, amendment or modification, as applicable, of such Amendment; provided, that if any fee or other form of consideration (including, but not limited to, any payment or any increase in pricing or any additional guaranty) is given to any agent or lender under the Credit Agreement, directly or indirectly, for the purpose of such release, the holders of the Notes shall receive equivalent

The Brink's Company	Note Purchase Agreement

consideration (taking into account the relative principal amounts, maturity and interest rate on the obligations).

Section 9.9.   Restricted Subsidiaries.  The Company and its Restricted Subsidiaries will, as of the end of each annual or quarterly fiscal period of the Company, account for at least 80% of Consolidated Total Assets (excluding Servicio Pan Americano de Proteccion C.A. (Venezuela) and its Subsidiaries (“Venezuela”)) and account for at least 80% of the consolidated revenues of the Company and its Subsidiaries (excluding Venezuela).

Section 9.10.   Priority of Obligations.  The Company will ensure that (i) its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Debt of the Company and (ii) each Guarantors’ payment obligations under this Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Debt of such Guarantor.

Section 10. Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.   Transactions with Affiliates.  The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.   Priority Debt.  The Company will not permit, at any time, Priority Debt to exceed 15% of Consolidated Total Assets determined as of the most recently ended fiscal quarter.

Section 10.3.   Line of Business.  The Company will not and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Disclosure Documents.

Section 10.4.   Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

The Brink's Company	Note Purchase Agreement

Section 10.5.   Financial Covenants.

(a)   Maximum Leverage Ratio.  Commencing with the end of the first fiscal quarter ending after the date of Closing, the Company will not permit the Leverage Ratio as of the end of each fiscal quarter to be greater than .60 to 1.00.

(b)   Minimum Interest Coverage Ratio.  Commencing with the end of the first fiscal quarter ending after the date of Closing, the Company will not permit the Interest Coverage Ratio as of the end of each fiscal quarter to be less than 3.00 to 1.00.

    Section 10.6.   Limitations on Liens.  The Company will not create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a)    Liens existing on the date of Closing and set forth on Schedule 5.15;

(b)    Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)    The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)    Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(e)    Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

The Brink's Company	Note Purchase Agreement

    (f)    Liens on the property or assets of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, as long as the outstanding principal amount of any Debt or the outstanding amount of any other obligations secured thereby is not voluntarily increased by such Person after the date such Person becomes a Restricted Subsidiary;

    (g)    Liens on the property or assets of the Company or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition, construction or improvement on such property or assets, provided that (i) each such Lien shall be created simultaneously with, or within twelve months after, the acquisition (or the completion of the construction or improvement) of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired and the costs of any such construction or improvements on such property or assets, as applicable;

    (h)    Liens consisting of judgment or judicial attachment Liens, provided that (i) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves for the obligations secured by such Liens have been established and (iii) enforcement of such Liens has been stayed;

    (i)    Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

    (j)    Liens on property or assets of the Company or any Restricted Subsidiary securing indebtedness owing to the Company or any Restricted Subsidiary;

    (k)    Liens on coal reserves leased by the Company or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

    (l)    Liens on any Margin Stock purchased or carried by the Company or any of its Subsidiaries;

    (m)    The extension, renewal or replacement of any Lien permitted by clauses (a), (f) or (g), but only if the principal amount of Debt secured by the Lien immediately prior thereto is not increased and the Lien is not extended to other property;

    (n)    Liens not released, terminated or satisfied of record to the extent the underlying obligation purporting to be secured thereby has been paid or satisfied in full and any obligation to extend credit with respect thereto extinguished;

The Brink's Company	Note Purchase Agreement

    (o)    Liens which are created automatically upon opening a bank account pursuant to the Dutch general banking conditions (Algemene Bankvoorwaarden) in favor of an account bank; and

    (p)    In addition to any Lien permitted by clauses (a) through (o), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of the Company or any Restricted Subsidiary so long as Priority Debt does not exceed 15% of Consolidated Total Assets; provided that the sale or transfer of (i) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (ii) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

Notwithstanding the foregoing or any other provision of this Agreement, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on any assets of the Company or any Restricted Subsidiary securing any of the Credit Agreement Obligations, unless the Notes are also concurrently equally and ratably secured pursuant to documentation reasonably satisfactory to the Required Holders.

    Section 10.7.   Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets.  The Company will not (a) sell or otherwise dispose of, or permit any Restricted Subsidiary to sell or otherwise dispose of, any capital stock or other equity interests or any Debt of any Restricted Subsidiary; (b) permit any Restricted Subsidiary to issue, sell or otherwise dispose of any of such Restricted Subsidiary’s capital stock (other than directors’ qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to the Company or another Restricted Subsidiary; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (d) directly or indirectly, or permit any Restricted Subsidiary to directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets to any Person; unless in the case of any transaction described in clauses (a)-(d) above, after giving effect thereto, all of the following conditions shall be met:

    (i) the Leverage Ratio shall not be greater than 0.60 to 1.00 and the Interest Coverage Ratio shall not be less than 3.00 to 1.00;

    (ii)in the case of the sale or other disposition of the capital stock or other equity interests of a Restricted Subsidiary or sale, lease or other disposition of all or substantially all of the assets of a Restricted Subsidiary, such Restricted Subsidiary shall not be a Note Party unless such sale, lease or other disposition is to the Company or another Note Party;

The Brink's Company	Note Purchase Agreement

    (iii)in the case of a merger, amalgamation or consolidation, (A) if the Company is a party thereto, the Company shall be the surviving entity, and (B) if the Company is not a party thereto and another Note Party is a party thereto, a Note Party shall be the surviving entity;

    (iv)in the case of a liquidation, winding-up or dissolution, (A) any Note Party (other than the Company) may liquidate, wind-up or dissolve itself into a Note Party or a Restricted Subsidiary, provided that such surviving Note Party or Restricted Subsidiary expressly assumes the obligations of such Note Party hereunder and (B) any Restricted Subsidiary which is not a Note Party may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise; and

    (v)no Default or Event of Default has occurred and is continuing.

Provided that the conditions of this Section 10.7 and Section 10.8 are satisfied, none of the foregoing provisions shall be deemed to prohibit the Company or any of its Restricted Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by Section 10.6(i).

    Section 10.8.   Compliance with Regulations T, U, and X.  The Company will not and will not permit any Subsidiary of the Company to purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event of condition if such action, event or condition would result in this Agreement, the Notes, the use of the proceeds thereof or the other transactions contemplated hereby violating Regulation T, U or X of the Board.

    Section 10.9.   Hedging Agreements.  The Company will not enter into or permit to exist, or permit any Restricted Subsidiary to enter into or permit to exist, Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the business of the Company and its Restricted Subsidiaries.

    Section 10.10.   Limitations on Acquisitions.  The Company will not acquire, or permit any Restricted Subsidiary to acquire, all or any portion of the capital stock or other ownership interest in any Person which is not then a Restricted Subsidiary or any assets collectively constituting a business unit of a Person which is not then a Restricted Subsidiary, unless after giving effect to such acquisition on a pro forma basis, no Default or Event of Default has occurred and is continuing.

    Section 10.11.   Sale Leaseback Transactions.  The Company will not sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by the Company or any Restricted Subsidiary on the date of Closing to any Person (other than the Company or any Restricted Subsidiary) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease

The Brink's Company	Note Purchase Agreement

Rentals, discounted to present value at 10%, compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2009 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Company or any Restricted Subsidiary on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which the Company or any of its Restricted Subsidiaries is then a party, plus (C) the aggregate principal amount of all Debt of the Company or any Restricted Subsidiary secured by Liens incurred in reliance on Section 10.6(p), would exceed 10% of Consolidated Net Worth.

    Section 10.12.   Limitations on Investments.  The Company will not make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

    (a)    cash and Cash Equivalents;

    (b)    current assets generated in the ordinary course of business;

    (c)    accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

    (d)    Investments consisting of capital stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

    (e)    advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

    (f)    advances or loans to directors, officers and employees that do not exceed $25,000,000 in the aggregate at any one time outstanding;

    (g)    advances or loans to customers and suppliers in the ordinary course of business in an aggregate amount consistent with the past practice of the Person making such advance or loan;

    (h)    loans to shareholders intended to constitute dividends on, or payment on account of, any capital stock;

    (i)    Investments or Support Obligations by the Company and its Restricted Subsidiaries existing on the date of Closing;

    (j)    Investments by the Company or its Restricted Subsidiaries in any Note Party or any other Subsidiary (provided that such Investment would not otherwise constitute a breach of Section 10.10);

The Brink's Company	Note Purchase Agreement

    (k)   Support Obligations of the Company or its Restricted Subsidiaries for the benefit of any Note Party or any other Subsidiary;

    (l)    acquisitions permitted by Section 10.10 and Investments consisting of capital stock, obligations, securities or other property received in connection with any merger or sale permitted by Section 10.7;

    (m)   Investments in connection with the management of Plans and other benefit plans of the Company and its Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust);

    (n)    Hedging Agreements permitted by Section 10.9;

    (o)    advances or loans to any Person with respect to the deferred purchase price of property, services or other assets in dispositions permitted by Section 10.7; and

    (p)    Investments of a nature not contemplated in the foregoing subsections (a) through (o) in an aggregate amount not to exceed 10% of Consolidated Net Worth as of the end of the Fiscal Year most recently ended for which audited financial statements are available.

    Section 10.13.   ERISA.  (a) The Company will not terminate, or permit any of its ERISA Affiliates to terminate, any Plan under circumstances which would reasonably result in a material liability of the Company or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC;

          (b)    The Company will not engage, or permit any of its Subsidiaries or any Plan to engage, in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably result in material liability of the Company or any of its Restricted Subsidiaries;

          (c)    The Company will not fail, or permit any of its Restricted Subsidiaries to fail, to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal);

          (d)    The Company will not completely or partially withdraw, or permit any of its ERISA Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA; or

          (e)    The Company will not enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to the Company or any ERISA Affiliate.

The Brink's Company	Note Purchase Agreement

For purposes of this Section 10.13, an amount is material if it would have a Material Adverse Effect after aggregation with all other liabilities described in this Section 10.13.

    Section 10.14.   Sale of Assets.  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

             (a)    in the good faith opinion of a Responsible Officer, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged;

          (b)    immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

          (c)    the sum of the Disposition Value of the property subject to such Asset Disposition, plus the aggregate Disposition Value for all other property that was the subject of an Asset Disposition during the period of 365 days immediately preceding such Asset Disposition would not exceed 15% of Consolidated Total Assets; and the sum of the Disposition Value of the property subject to such Asset Disposition, plus the aggregate Disposition Value for all other property that was the subject of an Asset Disposition occurring on or after the date of Closing would not exceed 35% of Consolidated Total Assets, in each case determined as of the end of the most recently ended calendar month preceding such Asset Disposition.

Notwithstanding any contrary provision in this Section 10.14, to the extent that the Net Sales Amount consisting of cash (including cash when received pursuant to any deferred purchase money obligation) for any Transfer to a Person other than an Affiliate of the Company or Subsidiary is, within one year of such Transfer, applied to (i) a Debt Prepayment Application, (ii) a Property Reinvestment Application, (iii) a contribution to a Plan of the Company or any ERISA Affiliate or (iv) a contribution to the Voluntary Employees’ Beneficiary Association trust established by the Company, then such Transfer (or, if less than all such Net Sales Amount is applied as contemplated hereinabove, the pro rata percentage thereof which corresponds to the Net Sales Amount so applied), only for the purpose of determining compliance with subsection (c) of this Section 10.14 as of any date, shall be deemed not to be an Asset Disposition.

Section 10.15.   Limitations on Consolidated Debt.  The Company will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist Consolidated Debt in an aggregate principal amount exceeding $950,000,000 at any time outstanding, as this Section 10.15 may be amended, modified or replaced from time to time in accordance with Section 9.8.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

The Brink's Company	Note Purchase Agreement

(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such default under this clause (a) shall continue unremedied for a period of three (3) Business Days; or

(b)    the Company defaults in the payment of any interest on any Note for more than three (3) Business Days after the same becomes due and payable; or

(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.2, 10.5, 10.7, 10.8 or 10.10; or

(d)    any Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)    any representation or warranty made in writing by or on behalf of any Note Party or by any officer of any Note Party in this Agreement or any other Note Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Debt under this Agreement or evidenced by the Notes) that is outstanding in an aggregate principal amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt (other than Debt under this Agreement or evidenced by the Notes) in an aggregate outstanding principal amount of at least $50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment and the aggregate amount of the Debt the maturity of which is so accelerated pursuant to this clause (ii) equals or exceeds $50,000,000, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, the redemption of any preferred stock classified as Debt pursuant to any mandatory redemption provision, or the right of the holder of Debt to convert such Debt into equity interests), the Company or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000; or

The Brink's Company	Note Purchase Agreement

(g)    any Note Party (i) admits in writing its inability to pay its debts as they become due, (ii) files, commences, or fails to contest in a timely and appropriate manner, the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of authorizing any of the foregoing; or

(h)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Note Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Note Party, or any such petition shall be filed against any Note Party and such petition shall not be dismissed or stayed within 60 days; or

(i)    (1) the guaranty under Section 13 shall cease to be in full force and effect for any reason whatsoever (except for releases pursuant to and in accordance with Section 9.7 or 13.9), including, without limitation, a determination by any Governmental Authority or court that such guaranty purported to be created pursuant thereto is invalid, void or unenforceable in any material respect or (2) any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations hereunder; or

(j)    a final judgment or judgments for the payment of money aggregating in excess of $50,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries in any Fiscal Year and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)    An event described in each clause (i), (ii) and (iii) below shall have occurred: (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA,

The Brink's Company	Note Purchase Agreement

any Plan shall terminate for purposes of Title IV of ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Note Parties or any of their Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Note Parties or any of their Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest or a liability or a material risk of such a Lien being imposed, such security interest being granted or such liability being incurred, and (iii) such Lien, security interest or liability, individually, or in the aggregate, has a Material Adverse Effect.

Section 12. Remedies on Default, Etc.

    Section 12.1.   Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

    (b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

    (c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as specifically provided for in this Agreement) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

The Brink's Company	Note Purchase Agreement

    Section 12.2.   Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

    Section 12.3.   Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by Applicable Law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

    Section 12.4.   No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Guaranty.

    Section 13.1.   Guaranty of Payment.  Subject to Section 13.8 below, each Guarantor, as evidenced by such Guarantor joining in the execution and delivery of this Agreement at Closing or by executing and delivering a Guarantor Joinder Agreement after the date of Closing, as applicable, hereby unconditionally and irrevocably, jointly and severally, guarantees to each holder of Notes the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise).  Any such payment shall be made at such place as such relevant Guaranteed Obligation is payable.  This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

The Brink's Company	Note Purchase Agreement

    Section 13.2.   Obligations Unconditional.  The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Guarantor agrees that this guaranty may be enforced by the holders of Notes without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Note Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and each Guarantor hereby waives the right to require the holders of Notes to proceed against any other Guarantor or any other Person (including a co-guarantor) or to require the holders of Notes to pursue any other remedy or enforce any other right.  Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor (or any other guarantor of the Guaranteed Obligations) for amounts paid under this guaranty until such time as the holders of Notes have been paid in full and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the holders of Notes in connection with monies received under this Agreement.  Each Guarantor further agrees that nothing contained herein shall prevent the holders of Notes from suing on this Agreement or any other Note Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither a Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of any other Guarantor, (ii) by reason of the bankruptcy or insolvency of such other Guarantor, (iii) by reason of the application of the laws of any foreign jurisdiction or (iv) by reason of the location of such other Guarantor in any foreign jurisdiction.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Required Holders or any holder of Notes upon this guaranty or acceptance of this guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty.  All dealings between the Company and the Guarantors, on the one hand, and the Required Holders and the holders of Notes, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

    Section 13.3.   Modifications.  Each Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the holders of Notes shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in

The Brink's Company	Note Purchase Agreement

whole or in part; (d) the Company and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Note Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Company or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

    Section 13.4.   Waiver of Rights.  Each Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the holder of Notes; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the holders of Notes obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the holders of Notes subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Company might otherwise be entitled in connection with the guaranty evidenced by this Section 13; and (f) demand for payment under this guaranty.

    Section 13.5.   Reinstatement.  The obligations of each Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the each holder of Notes on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by such holder of Notes in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

    Section 13.6.   Remedies.  Each Guarantor agrees that, as between such Guarantor, on the one hand, and the holders of Notes, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 12 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 12) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

The Brink's Company	Note Purchase Agreement

Section 13.7.   Subrogation.  Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 13.1, whether by subrogation or otherwise, against any Note Party, any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

    Section 13.8.   Limitation of Guaranty.  Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

    Section 13.9.   Termination of Guaranty Upon Divestiture.  The obligations of any Guarantor under this Section 13 shall automatically terminate as to such Guarantor upon any consolidation, merger, sale or other disposition or liquidation or dissolution permitted by Section 10.7 as a result of which such Guarantor is no longer a Subsidiary of the Company immediately after the consummation of such transaction and any outstanding amounts owing in respect of such obligations shall have been paid in full.

Section 14. Registration; Exchange; Substitution of Notes.

    Section 14.1.   Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

    Section 14.2.   Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient

The Brink's Company	Note Purchase Agreement

to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2 and 6.3.

    Section 14.3.   Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15. Payments on Notes.

Section 15.1.   Place of Payment.  Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Royal Bank of Scotland in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.   Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its

The Brink's Company	Note Purchase Agreement

principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 14.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 16. Expenses, Etc.

Section 16.1.   Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by the Required Holders in connection with any amendment, waiver or consent, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 per series of Notes.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 16.2.   Survival.  The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 17. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this

The Brink's Company	Note Purchase Agreement

Agreement  shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18. Amendment and Waiver.

    Section 18.1.   Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6, 13 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 18 or 21.

    Section 18.2.   Solicitation of Holders of Notes.

    (a)Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

    (b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

    (c)Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 18 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company or any Subsidiary or Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be

The Brink's Company	Note Purchase Agreement

effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

    Section 18.3.   Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

    Section 18.4.   Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 19. Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

    (i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

    (ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

    (iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

The Brink's Company	Note Purchase Agreement

Section 20. Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 21. Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or from any source known by such Purchaser to be in violation of this Agreement or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment

The Brink's Company	Note Purchase Agreement

portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation relating to this Agreement or the Notes to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

Section 22. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 23. Miscellaneous.

    Section 23.1.   Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

    Section 23.2.   Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next

The Brink's Company	Note Purchase Agreement

succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

    Section 23.3.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any holder of the Notes hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the annual audited financial delivered prior to the Closing); provided, however, if (a) the Company shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Required Holders shall so object in writing within 60 days after delivery of such financial statements, then (i) such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Company hereunder as to which no such objection shall have been made and (ii) the Company and the Required Holders shall negotiate in good faith to amend such ratio or requirement as to which objections shall have been made to preserve the original intent thereof in light of such change in GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company or any Subsidiary to measure an item of Debt using fair value (as permitted by Statement of Financial Account Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

    Section 23.4.   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

    Section 23.5.   Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

    Section 23.6.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one

The Brink's Company	Note Purchase Agreement

instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

    Section 23.7.   Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

    Section 23.8.   Jurisdiction and Process; Waiver of Jury Trial.  (a) Each Note Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by Applicable Law, each Note Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

    (b)    Each Note Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section.  Each Note Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

    (c)    Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against each Note Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

    (d)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*    *    *    *    *

The Brink's Company	Note Purchase Agreement

    If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Company

The Brink’s Company

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Guarantors

Pittston Services Group Inc.

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Brink’s Holding Company

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Brink’s, Incorporated

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

The Brink's Company	Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date thereof.

Massachusetts Mutual Life Insurance Company

By:	Babson Capital Management LLC
as Investment Adviser

	By	/s/ Emeka Onukwugha
		Name:	Emeka Onukwugha
		Title:	Managing Director

C.M. Life Insurance Company

By:	Babson Capital Management LLC
as Investment Adviser

	By	/s/ Emeka Onukwugha
		Name:	Emeka Onukwugha
		Title:	Managing Director

The Brink's Company	Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date thereof.

Allstate Life Insurance Company

By:	/s/ Jerry D. Zinkula
	Name:	Jerry D. Zinkula

By:	/s/ Breege Farrell
	Name:	Breege Farrell
Authorized Signatories

The Brink's Company	Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date thereof.

Nationwide Life Insurance Company

By:	/s/ Thomas A. Gleason
	Name:	Thomas A. Gleason
	Title:	Authorized Signatory

The Brink’s Company

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Series A Notes to Be Purchased	Principal Amount of Series B Notes to Be Purchased
Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2200 P.O. Box 15189 Springfield, Massachusetts 01115-5189 Attention: Securities Investment Division	$19,000,000	$19,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “The Brink’s Company, 4.57% Guaranteed Senior Unsecured Notes, Series A, due 2021, PPN 109696 A*5 and/or 5.20% Guaranteed Senior Unsecured Notes, Series B, due 2021, PPN 109696 A@3”, principal, premium or interest) to:

MassMutual Co-Owned Account
Citibank
New York, New York
ABA No. 021000089
Account No. 30510685
Re:  Description of security, cusip, principal and interest split

With telephone advice of payment to the Securities Custody and Collection Department of Babson Capital Management LLC at (413) 226-1754 or (413) 226-1803.

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments to be addressed

Massachusetts Mutual Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street, Suite 200
P. O. Box 15189
Springfield, Massachusetts  01115-5189
Attention:  Securities Custody and Collection Department

Schedule A
(to Note Purchase Agreement)

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  04-1590850

Name and Address of Purchaser	Principal Amount of Series A Notes to Be Purchased	Principal Amount of Series B Notes to Be Purchased
C.M. Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2200 P.O. Box 15189 Springfield, Massachusetts 01115-5189 Attention: Securities Investment Division	$1,000,000	$1,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “The Brink’s Company, 4.57% Guaranteed Senior Unsecured Notes, Series A, due 2021, PPN 109696 A*5  and/or 5.20% Guaranteed Senior Unsecured Notes, Series B, due 2021, PPN 109696 A@3”, principal, premium or interest) to:

MassMutual Co-Owned Account
Citibank
New York, New York
ABA No. 021000089
Account No. 30510685
Re:  Description of security, cusip, principal and interest split

With telephone advice of payment to the Securities Custody and Collection Department of Babson Capital Management LLC at (413) 226-1754 or (413) 226-1803.

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments to be addressed

C.M. Life Insurance Company
c/o Babson Capital Management LLC
1500 Main Street, Suite 200
P. O. Box 15189
Springfield, Massachusetts  01115-5189
Attention:  Securities Custody and Collection Department

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  06-1041383

Name and Address of Purchaser	Principal Amount of Series A Notes to Be Purchased	Principal Amount of Series B Notes to Be Purchased
Allstate Life Insurance Company c/o Allstate Investments LLC Attention: Private Placements Department 3075 Sanders Road, STE G3A Northbrook, Illinois 60062-7127 Telephone: (847) 402-7117 Telecopy: (866) 226-2806	$5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000	$0

All payments by Fedwire transfer of immediately available funds or ACH Payment, identifying the name of the Issuer, the Private Placement Number and the payment as principal, interest or premium, in the format as follows:

Bank:  Citibank
ABA#:  021000089
Account name:  Allstate Life Insurance Company Collection Account – PP
Account #:  30547007
Reference:  OBI PPN 109696 A*5 , The Brink’s Company, 4.57% Guaranteed Senior Unsecured Notes, Series A, due 2021 and the type and amount of payment being made.
For Example:
P ______ (enter “P” and the amount of principal being remitted, for example, P5000000.00) —
I ______ (enter “I” and the amount of interest being remitted, for example, I225000.00)
For Overseas Wires in U.S. Dollars:  SWIFT Code:  CITIUS33, SWIFT Line 71A:  OUR

Notices

All notices of scheduled payments and written confirmation of such wire transfer to be sent to:

Allstate Investments LLC
Investment Operations—Private Placements
3075 Sanders Road, STE G4A
Northbrook, Illinois  60062-7127
Telephone:  (847) 402-6672 Private Placements
Telecopy:  (847) 326-7032
Email:  PrivateIOD@allstate.com

All financial reports, compliance certificates and all other written communications, including notice of prepayments to be sent by email (PrivateCompliance@allstate.com) or hard copy addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  36-2554642

Name and Address of Purchaser	Principal Amount of Series A Notes to Be Purchased	Principal Amount of Series B Notes to Be Purchased
Nationwide Life Insurance Company One Nationwide Plaza (1-05-801) Columbus, Ohio 43215-2220 Attention: Nationwide Investments-Private Placements E-mail: ooinwpp@nationwide.com	$0	$30,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds to:

The Bank of New York
ABA #021-000-018
BNF:  IOC566
F/A/O Nationwide Life Insurance Company / Acct #267829
Attention:  P&I Department
PPN #109696 A@3
Security Description:  ______________________

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

Nationwide Life Insurance Company
c/o The Bank of New York
P. O. Box 19266
Newark, New Jersey  07195
Attention:  P&I Department

With a copy to:

Nationwide Life Insurance Company
One Nationwide Plaza (1-05-401)
Columbus, Ohio  43215-2220
Attention:  Nationwide Investments - Investment Operations

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  31-4156830

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.

“Asset Disposition” means any Transfer except:

    (a)any Transfer from a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default would exist;

    (b)any Transfer permitted by Section 10.7 or Section 10.12;

    (c)any Transfer of accounts pursuant to any asset securitization program, to the extent the Company or such Restricted Subsidiary is in compliance with Section 10.6(i); or

    (d)any Transfer made in the ordinary course of business and involving only property that is either (1) held for lease or sale or (2) no longer required in the operation of the business of the Company or any of its Restricted Subsidiaries or that is worn out or obsolete, in each case in the good faith opinion of a Responsible Officer.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

Schedule B
(to Note Purchase Agreement)

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Richmond, Virginia are required or authorized to be closed.

“Capital Lease” means, with respect to any Person who is a lessee of property, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on the lessee’s balance sheet.

“Cash Equivalents” means (a) demand deposits maintained in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (c) time deposits, certificates of deposit, master notes and bankers acceptances of (i) any lender party to the Credit Agreement, (ii) any commercial bank or trust company (or any Affiliate thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank, trust company or Affiliate thereof being an “Approved Institution”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by Approved Institutions, (g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies), (h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions, or (i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies).

“Change in Control” shall be deemed to have occurred if (i) any “person” or “group” of persons (within the meaning of Section 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the

Exchange Act) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company, (ii) a majority of the seats on the board of directors of the Company shall be occupied by persons other than (x) directors on the date of this Agreement (y) directors whose election or nomination was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of the board or (z) directors whose election or nomination was approved by individuals referred to in clauses (x) and/or (y) above constituting at the time of such election or nomination at least a majority of the board or (iii) there shall have occurred under any indenture or other instrument evidencing Debt for borrowed money of the Company or any Restricted Subsidiary in excess of $50,000,000 a “change in control” (as defined in such indenture or other instrument evidencing such Debt) beyond any grace period permitted therein obligating the Company or any Restricted Subsidiary to repurchase, redeem or repay all or any part of such Debt or any capital stock provided for therein.

“Change in Control Notice” is defined in Section 8.6(a).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means The Brink’s Company, a Virginia corporation, or any successor that becomes such in the manner prescribed in Section 10.7.

“Confidential Information” is defined in Section 21.

“Consolidated Debt” means, as of any date of determination, without duplication, all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in Restricted Subsidiaries.

“Consolidated EBITDA” means, for the Company and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, as applied to the Company and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases, and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Lease Rentals” means, as of any date of determination, Lease Rentals of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) any non-cash impairment, valuation allowance, write-up, write-down or write-off in the book value of any assets and (c) any non-cash loss in connection with the disposition of any assets.

“Consolidated Net Worth” means, as of any date, as applied to the Company and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by the Company and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets, (iii) any non-cash loss in connection with the disposition of any assets and (iv) unfunded retirement liabilities of the Company and its Restricted Subsidiaries associated with pension plans and United Mine Workers of America retiree medical plans and black lung obligations; provided further, that the items referred to in clauses (i), (ii) and (iii), shall be excluded only to the extent that such items are recorded following the date hereof.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries.

“Credit Agreement” means the $400,000,000 Credit Agreement dated as of July 16, 2010 among the Company, as Parent Borrower, certain of the Company’s Subsidiaries named on the signature pages thereto or that may hereafter become a party thereto pursuant to Section 2.11 thereof, the Lenders from time to time party thereto, Bank of Tokyo-Mitsubishi UFJ Trust Company and Societe Generale, as Co-Documentation Agents, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and Wells Fargo Bank, National Association, as Administrative Agent, an Issuing Lender and Swingline Lender, as amended or modified from time to time and as extended, renewed, replaced or refinanced from time to time.

“Credit Agreement Obligations” means all obligations of the Credit Parties (as defined in the Credit Agreement) under the Credit Agreement.

“Debt” of any Person means at any date of determination, without duplication, the sum of the following determined and calculated in accordance with GAAP:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (d) all Support Obligations of such Person with respect to Debt of others, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), and (g) the outstanding attributed principal amount under any asset securitization program of such Person.  The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, extraordinary administration or similar debtor relief laws of the United States or other applicable jurisdictions (U.S. domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Debt Prepayment Application” means, with respect to any Asset Disposition, the application by the Company or any Restricted Subsidiary of cash (including cash when received in connection with any deferred purchase money obligation) in an amount equal to the Net Sales Amount (or portion thereof) with respect to such Asset Disposition to pay Senior Debt, (other than Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any Restricted Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.8, in a principal amount which equals the Ratable Portion for such Note.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to each series of Notes that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such series or (ii) 2.00% over the rate of interest publicly announced by Wells Fargo Bank, National Association in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property of the Company or any Restricted Subsidiary:

    (a)in the case of property that does not constitute Restricted Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by a Responsible Officer, and

    (b)in the case of property that constitutes Restricted Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Restricted Subsidiary that issued such Restricted Subsidiary Stock as is equal to the percentage that the book value of such Restricted Subsidiary Stock represents of the book value of all of the outstanding capital stock or similar equity interests of such Restricted Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock or similar equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by a Responsible Officer.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, at any time and with respect to any property, the value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Fiscal Year” means the fiscal year of the Company ending on December 31 in any year.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United

States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

    (a)the government of

    (i)the United States of America or any State or other political subdivision thereof, or

    (ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

    (b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranteed Obligations” means, without duplication, all of the Obligations of the Company to the holders of the Notes, whenever arising, under this Agreement, the Notes or any other Note Document (including, but not limited to, obligations with respect to principal, interest, Make-Whole Amount and fees).

“Guarantor” means each of Brink’s, Incorporated, a Delaware corporation, Pittston Services Group Inc., a Virginia corporation, Brink’s Holding Company, a Delaware corporation, and any Subsidiary that becomes a Guarantor hereunder after the date of Closing by execution of a Guarantor Joinder Agreement pursuant to Section 9.7.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement executed by a Guarantor for the benefit of the holders of the Notes in substantially the form of Exhibit 2.

“Hazardous Material” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending as of such day.

“Internal Control Event” means a “material weakness” (as defined in Statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such

Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

“Lease” means a lease, other than a Capital Lease, of real or personal, or real and personal, property.

“Lease Rentals” for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Leverage Ratio” means, as of the date of any determination with respect to the Company, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date if such date is December 31), of Consolidated Lease Rentals under non-cancellable Leases entered into by the Company or any of its Subsidiaries, discounted to such December 31 to present value at 10% and net of aggregate minimum non-cancellable sublease rentals, determined on a basis consistent with Note 14 to the Company’s consolidated financial statements at and for the period ended December 31, 2009, included in the Company’s 2009 annual report to shareholders, exceeds (B) $400,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a) plus (ii) Consolidated Net Worth as of such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Make-Whole Amount” is defined in Section 8.7.

“Margin Stock” has the meaning given such term under Regulation U of the Board.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole that would impair the ability of the Note Parties to perform their respective obligations under this Agreement and the Notes, as applicable, or (b) the validity or enforceability of this Agreement or the Notes.

“Material Domestic Subsidiary” means any Subsidiary of the Company which (a) is organized under the laws of the United States, any state thereof or the District of Columbia and

(b) together with its Subsidiaries, (i) owns more than twenty percent (20%), as of any date, of the assets and properties of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries or (ii) accounts for more than twenty percent (20%) of Consolidated EBITDA.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) and that is subject to Title IV of ERISA.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Sales Amount” means, with respect to any Transfer, an amount equal to:

    (a)the aggregate amount of consideration (valued at the Fair Market Value as determined by a Responsible Officer in good faith) received by the Company or such Restricted Subsidiary in respect of such Transfer minus

    (b)all taxes (other than income taxes) payable by the Company or any Restricted Subsidiary in connection with such Transfer and the good faith estimate by a Responsible Officer of income taxes payable and any federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP in connection therewith, minus

    (c)the amount of any reserves established in accordance with GAAP against any liabilities associated with the asset subject to such Transfer; provided, that any subsequent reduction in such reserves (other than in connection with the payment of any such liability) shall be deemed to be part of the Net Sales Amount of a Transfer occurring on the date of such reduction, minus

    (d)the amount of any Debt secured by the asset subject to such Transfer and required to be, and in fact, repaid with the proceeds of such Transfer, minus

    (e)reasonable and customary fees, commissions and expenses and other costs paid by the Company or any Restricted Subsidiary in connection with such Transfer, minus

    (f)any portion of the purchase price from a Transfer placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Transfer or otherwise in connection with such Transfer; provided, however, that upon the termination of that escrow, the Net Sales Amount will be increased by any portion of the funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Note Documents” means, collectively, this Agreement, the Notes, any Guarantor Joinder Agreement and each other document, instrument and agreement executed and delivered by any Note Party for the benefit of any holder of Notes in connection with this Agreement.

“Note Parties” means, collectively, the Company and the Guarantors; “Note Party” means any one of them.

“Notes” is defined in Section 1.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of, Make-Whole Amount, if any, and interest on the Notes, (b) interest and fees that accrue under the Note Documents after the commencement by or against any Note Party of any proceeding under any Debtor Relief Laws, and (c) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Note Parties to the holders of the Notes, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement or any of the other Note Documents.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) subject to Title I and Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan, that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means the sum, without duplication, of (i) Debt of the Company or any Restricted Subsidiary secured by Liens not otherwise permitted by clauses (a) through (o) of Section 10.6 and the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2009 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Company on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all Sale and Leaseback Transactions to which the Company or any of its Restricted Subsidiaries is then a party (including Sale and Leaseback Transactions, if any, entered into pursuant to Section 10.11); and (ii) all other Debt of all Restricted Subsidiaries other than:

    (a)(1) Debt of any Restricted Subsidiary outstanding on the date of the Closing and described on Schedule 5.15 and any extension, renewal or refunding thereof, provided that the principal amount thereof is not increased and (2) other Debt of any Restricted Subsidiary outstanding on the date of the Closing that has an outstanding principal balance of less than $10,000,000;

    (b)Debt of any Restricted Subsidiary owed to the Company or another Wholly-Owned Restricted Subsidiary; and

    (c)(i) Debt under any guaranty by a Restricted Subsidiary of the obligations of the Company under this Agreement and the Notes and (ii) so long as a Restricted Subsidiary is a Guarantor, Debt as a subsidiary borrower or under any guaranty by such Restricted Subsidiary of the Credit Agreement Obligations or any Debt described in clause (ii)(a) of this definition.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Asset Disposition, the application of the Net Sales Amount (or a portion thereof) with respect to such Asset Disposition to the acquisition by the Company or any Restricted Subsidiary of assets that are used or useful in the ordinary course of business of the Company or such Restricted Subsidiary to be used in the business or operations of such Person.

“Proposed Prepayment Date” is defined in Section 8.6(b).

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” for any Note means an amount equal to the product of (x) the Net Sales Amount being so applied to the payment of Senior Debt multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of Senior Debt of the Company and its Restricted Subsidiaries at such time, determined on a consolidated basis.  Each such prepayment of Notes shall be pursuant to Section 8.8.  If any holder of a Note rejects such offer of prepayment or fails to accept in writing such offer of prepayment pursuant to the terms of Section 8.8, then for purposes of this definition, the Company or such Restricted Subsidiary nevertheless will be deemed to have paid Senior Debt in an amount equal to the Ratable Portion for such Note.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under subsection .22, .23, .27 or .28 of PBGC Regulation Section 4043.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes of all series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means:

    (i)any Subsidiary of the Company at the date of this Agreement other than a Subsidiary designated as an Unrestricted Subsidiary in Schedule 5.4;

    (ii)any other Material Domestic Subsidiary of the Company;

    (iii)any other Foreign Subsidiary Borrower (as defined in the Credit Agreement);

    (iv)any other Subsidiary of the Company that is a Guarantor;

    (v)any other Subsidiary of the Company that owns, directly or indirectly, any of the capital stock of any Guarantor; and

    (vi)any other Person that becomes a Subsidiary of the Company after the date hereof unless prior to such Person becoming a Subsidiary a Responsible Officer designates such Subsidiary as an Unrestricted Subsidiary, in accordance with the following paragraph.

A Restricted Subsidiary (other than any Material Domestic Subsidiary, any Subsidiary that is a Guarantor, Foreign Subsidiary Borrower (as defined in the Credit Agreement), or any Subsidiary that owns, directly or indirectly, any of the capital stock of any Guarantor) may be designated by a Responsible Officer as an Unrestricted Subsidiary by written notice to the holders of the Notes, but only if (a) the Subsidiary owns no shares, directly or indirectly, of the Company or any Restricted Subsidiary and (b) immediately after such designation, the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.  An Unrestricted Subsidiary may be designated by a Responsible Officer as a Restricted Subsidiary by written notice to the holders of the Notes, but only if immediately after such designation (x) the

Company shall be in compliance with Section 10.6 and (y) the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.

“Restricted Subsidiary Stock” means the capital stock or limited liability company or other equity interests (or any options or warrants to purchase stock or similar equity interests or other Securities exchangeable for or convertible into stock or similar equity interests) of any Restricted Subsidiary.

“Sale and Leaseback Transaction” means the sale by the Company or a Restricted Subsidiary to any Person (other than the Company or any Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Company or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means (i) any Debt of the Company (other than Debt owing to any Affiliate of the Company) which is not expressed to be junior or subordinate to any other Debt of the Company, and (ii) any Debt of a Restricted Subsidiary (other than Debt owing to any Affiliate of the Company) which is not expressed to be junior or subordinate to any other Debt of such Restricted Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“series” is defined in Section 2.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“S&P” means Standard & Poor’s Ratings Services.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent

(50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 10.12).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Transfer” means, with respect to the Company or any Restricted Subsidiary, any transaction (including by merger, consolidation or disposition of all or substantially all the assets of such) in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Restricted Subsidiary Stock (excluding the sale or issuance of any Restricted Subsidiary Stock to the Company or any Restricted Subsidiary).  “Transfer” shall also include the creation of minority interests in connection with any merger or consolidation involving a Restricted Subsidiary if the resulting entity is owned, directly or indirectly, by the Company in the proportion less than the proportion of ownership of such Restricted Subsidiary by the Company immediately preceding such merger or consolidation.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87 (irrespective of any subsequent changes to or replacements of such Statement), exceeds the sum of (a) the market value of the assets allocable thereto and (b) $5,000,000.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA

PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned” with respect to any Subsidiary or Restricted Subsidiary, as the case may be, means, at any time, one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of such Subsidiary are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Subsidiaries of the Company and Ownership of Subsidiary Stock

Subsidiaries of the Brink’s Company
as of january 13, 2011

(The subsidiaries listed below are owned 100%, directly or indirectly, by The Brink’s Company unless otherwise noted.)

Company	Jurisdiction of Incorporation

The Pittston Company	Delaware
Glen Allen Development, Inc.	Delaware
Liberty National Development Company, LLC (32.5%)	Delaware
New Liberty Residential Urban Renewal Company, LLC (17.5%)	New Jersey
Pittston Services Group Inc.	Virginia
Brink’s Holding Company	Delaware
Brink’s, Incorporated (“BI”)	Delaware
Brink’s Antigua Limited (47%)	Antigua
Brink’s Document Destruction, LLC	New York
Brink’s Express Company	Illinois
Brink’s (Liberia) Inc. (98%)	Liberia
Security Services (Brink’s Jordan) Company Ltd (45%)	Jordan
Servicio Pan Americano de Protección S.A. de C.V. (“Serpaprosa”) (by Trust,
BI is Settlor of Trust) (99.75%)	Mexico
Aeroflash Mensajeria, S.A. de C.V. (99.75%)	Mexico
Inmobiliaria, A.J., S.A. de C.V. (99.75%)	Mexico
Operadora Especializada de Transportes, S.A. de C.V. (99.75%)	Mexico
Procesos Integrales en Distribución y Logística, S.A. de C.V. (99.75%)	Mexico
Productos Panamericanos de Proteccion, S.A. de C.V. (99.75%)	Mexico
Brink’s St. Lucia Ltd. (26%)	St. Lucia
Brink’s Security International, Inc. (“BSI”)	Delaware
Brink’s Brokerage Company, Incorporated	Delaware
Brink’s C.l.S., Inc.	Delaware
Brink’s Global Services International, Inc.	Delaware
Brink’s Global Services KL, Inc.	Delaware
Brink’s Global Services USA, Inc.	Delaware
Brink’s International Management Group, Inc.	Delaware
Brink’s Network, Incorporated	Delaware
Brink’s Vietnam, Incorporated	Delaware
Brink’s Philippines, Inc.	Delaware
Brink’s Ukraine, Inc.	Delaware
Brink’s Argentina S.A.	Argentina
Brink’s Seguridad Corporativa S.A. (95%)	Argentina
Brink’s Asia Pacific Limited	Hong Kong
Brink’s Australia Pty Ltd	Australia
A.C.N. 081 163 108 Pty Ltd	Australia
Brink’s Belgium S.A.	Belgium
Cavalier Insurance Company Ltd.	Bermuda
Brink’s Global Services FZE	Dubai (UAE)
Brink’s EMEA SAS	France
Brink’s Beteiligungsgesellschaft mbH	Germany
Brink’s Transport & Service GmbH	Germany
Brink’s Deutschland Cash Services GmbH	Germany
Brink’s Deutschland GmbH	Germany
Brink’s Sicherheit GmbH	Germany
Brink’s Far East Limited	Hong Kong

Schedule 5.4
(to Note Purchase Agreement)

Company	Jurisdiction of Incorporation

Brink’s Arya India Private Limited (78%)	India
Brink’s Ireland Limited	Ireland
Brink’s Security Services Ireland Limited	Ireland
Brink’s Holdings Limited	Israel
Brink’s (Israel) Limited (70%)	Israel
Brink’s Diamond & Jewellery Services (International) (1993) Ltd.	Israel
Brink’s Global Services S.r.L.	Italy
Brink’s Japan Limited	Japan
Brink’s Luxembourg S.A.	Luxembourg
Brink’s Security Luxembourg S.A.	Luxembourg
BK Services S.a.r.l.	Luxembourg
Brink’s Global Services S.A. de C.V.	Mexico
Brink’s International, C.V. (“BICV”, BSI is General Partner)	Netherlands
Brink’s Chile, S.A. (74%, BICV is beneficial owner)	Chile
Brink’s de Colombia S.A. (58%, BICV is beneficial owner)	Colombia
Domesa de Colombia S.A. (59%)	Colombia
Procesos & Canje S.A. (58%)	Colombia
Sistema Integrado Multiple de Pago Electronicos S.A.
(“SIMPLE S.A.”)(14.5%)	Colombia
Brink’s Canada Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Canada Limited	Canada
Threshold Financial Technologies Inc.	Canada
Brink’s-Team 3, B.V.	Netherlands
Centro Americana de Inversiones Balboa, C.A. (BICV is beneficial owner)	Panama
Hermes Transporte Blindados S.A. (36%)	Peru
Brink’s Dutch Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Hellenic Holdings, B.V. (“BHH”)	Netherlands
Athena Marathon Holdings, B.V. (“AMH”)	Netherlands
Apollo Acropolis Holdings, B.V. (“AAH”)	Netherlands
Brink’s Bolivia S.A.	Bolivia
Hermes Delphi Holdings, B.V, (“HDH”)	Netherlands
Zeus Oedipus Holdings, B.V. (“ZOH”)	Netherlands
Brink’s Hellas Commercial S.A. – Information Technology Services
(“Brink’s Hellas SA”) (14.3% each BHH, AMH, AAH, HDH, ZOH,
Brink’s Dutch Holdings, B.V., Brink’s Canada Holdings, B.V.)	Greece
Brink’s Hermes Cash & Valuable Services S.A.
(“Brink’s Cash & Valuable Services SA”)	Greece
Brink’s Hermes Security Services SA (“Brink’s Security
Services S.A.”)	Greece
Brink’s Hermes Aviation Security Services S.A.
(“Brink’s Aviation Security Services S.A.”) (70%)	Greece
Hellenic Central Station SA - Reception & Processing
Centre of Electronic Signals (“Hellenic Central Station”)
(10%)	Greece
Brink’s C.L. Polska Sp.zo.o	Poland
Brink’s C.L. Hungaria Limited	Hungary
Brink’s RUS Holding B.V. (70%)	Netherlands
Limited Liability Company Brink’s Management (70%)	Russian Federation
Limited Liability Company Brink’s (70%)	Russian Federation
Non Banking Credit Organization BRINKS (Limited Liability	Russian
Company) (70%)	Federation
Servicio Pan Americano de Proteccion C.A. (61%, BICV is beneficial owner)	Venezuela
Aeropanamericano, C.A. (61%)	Venezuela

5.4-2

Company	Jurisdiction of Incorporation

Aero Sky Panama, S.A. (61%)	Panama
Artes Graficas Avanzadas 98, C.A. (61%)	Venezuela
Blindados de Zulia Occidente, C.A. (61%)	Venezuela
Blindados de Oriente, S.A. (61%)	Venezuela
Blindados Panamericanos, S.A. (61%)	Venezuela
Blindados Centro Occidente, S.A. (61%)	Venezuela
Documentos Mercantiles, S.A. (61%)	Venezuela
Instituto Panamericano, C.A. (61%)	Venezuela
Intergraficas Panama, S.A. (61%)	Panama
Panamericana de Vigilancia, S.A. (61%)	Venezuela
Transportes Expresos, C.A. (61%)	Venezuela
Brink’s Panama S.A.	Panama
Inmobiliaria Brink’s Panama S.A.	Panama
Brink's Poland Security Services Sp.zo.o.	Poland
Brink’s Puerto Rico, Inc.	Puerto Rico
Brink’s International Holdings AG	Switzerland
Bolivar Business S.A. (61%)	Panama
Domesa Courier Corporation (61%)	Florida
Panamerican Protective Service Sint Maarten, N.V. (61%)	Sint Maarten
Radio Llamadas Panamá, S.A. (61%)	Panama
Servicio Panamericano de Protección Curacao, N.V. (61%)	Curacao
Domesa Curacao, N.V. (61%)	Curacao
Domesa Servicio Pan Americano de Proteccion
Brink’s Aruba, N.V. (61%)	Aruba
Servicio Panamericano de Vigilancia Curacao, N.V. (61%)	Curacao
Brink’s France SAS	France
Altair Securite	France
Brink’s (Mauritius) Ltd	Mauritius
Brink’s Antilles Guyane S.A.R.L.	Guadeloupe
Brink’s Contrôle Sécurité Réunion S.A.R.L.	St. Denis
Brink’s Évolution S.A.R.L.	France
Est Valeurs SAS	France
Brink’s Formation S.A.R.L.	France
Brink’s Guard S.A.R.L.	France
Brink's Guarding Maroc S.A.S.	Morocco
Brink’s Madagascar S.A. (60%)	Madagascar
Brink’s Maroc S.A.	Morocco
Brink’s Qatar L.L.C. (49%)	Qatar
Brink’s Réunion S.A.R.L.	St. Denis
Brink’s Security Services SAS	France
Cyrasa Servicios de Control SA	Spain
Maartenval NV	Sint Maarten
Protecval S.A.R.L.	France
Security & Risk Management Training Centre Ltd	Mauritius
Brink’s Kenya Limited	Kenya
Brink’s Switzerland Ltd.	Switzerland
Brink’s Diamond & Jewelry Services BVBA	Belgium
Transpar – Brink’s ATM Ltda.	Brazil
BGS – Agenciamento de Carga e Despacho Aduaneiro Ltda.	Brazil
Brink’s-Seguranca e Transporte de Valores Ltda.	Brazil
BVA-Brink’s Valores Agregados Ltda.	Brazil
Brink’s Hong Kong Limited	Hong Kong
Brink’s Security Transportation (Shanghai) Company Limited	China
Brink’s Global Services Korea Limited – Yunan Hoesa Brink’s Global (80%)	Korea
Brink’s Nederland B.V.	Netherlands

5.4-3

Company	Jurisdiction of Incorporation

Brink’s Geldverwerking B.V.	Netherlands
Brink’s Houten B.V.	Netherlands
Brink’s Singapore Pte Ltd	Singapore
Brinks (Southern Africa) (Proprietary) Limited	South Africa
Brinks Armoured Security Services (Proprietary) Limited	South Africa
ePago International Inc.	Panama
Brink’s e-Pago Tecnologia Ltda.	Brazil
Corporación ePago de Venezuela, C.A.	Venezuela
e-Pago de Colombia S.A. (75%)	Colombia
ePago S.A. de C.V.	Mexico
Brink’s Global Services (BGS) Botswana (Proprietary) Limited	Botswana
ICD Limited (55%)	China
Asia Security Products Limited (55%)	Hong Kong
ICD Americas, Inc. (55%)	Florida
ICD Engineering (Beijing) Co., Ltd. (55%)	China
ICD Security Solutions (HK) Limited (55%)	Hong Kong
ICD Security Solutions (India) Private Ltd. (55%)	India
ICD Security Solutions Pte. Ltd. (55%)	Singapore
Brink’s Macau Limited	Macao
Brink’s Taiwan Security Limited	Taiwan
Brink’s (Thailand) Limited (40%)	Thailand
Brink’s Guvenlik Hizmetleri Anonim Sirketi	Turkey
Brink’s Europe Limited	U.K.
Brink’s (UK) Limited	U.K.
Brink’s Commercial Services Limited	U.K.
Brink’s Diamond & Jewellery Services Limited	U.K.
Brink’s Limited	U.K.
Brink’s (Scotland) Limited	U.K.
Brinks Limited W.L.L.	Bahrain
Brink’s Security Limited	U.K.
Quarrycast Commercial Limited	U.K.
Brink’s Global Services, Ltd.	U.K.
Tepuy Inmobiliaria VII, C.A.	Venezuela
BAX Holding Company	Virginia
Brink’s Administrative Services Inc.	Delaware
Pittston Minerals Group Inc.	Virginia
Pittston Coal Company	Delaware
Heartland Coal Company	Delaware
Maxxim Rebuild Company, Inc.	Delaware
Pittston Forest Products, Inc.	Virginia
Addington, Inc.	Kentucky
Appalachian Mining, Inc.	West Virginia
Molloy Mining, Inc.	West Virginia
Vandalia Resources, Inc.	West Virginia
Pittston Coal Management Company	Virginia
Pittston Coal Terminal Corporation	Virginia
Pyxis Resources Company	Virginia
HICA Corporation	Kentucky
Holston Mining, Inc.	West Virginia
Motivation Coal Company	Virginia
Paramont Coal Corporation	Delaware
Sheridan-Wyoming Coal Company, Incorporated	Delaware
Thames Development Ltd.	Virginia
Buffalo Mining Company	West Virginia
Clinchfield Coal Company	Virginia

5.4-4

Company	Jurisdiction of Incorporation

Dante Coal Company	Virginia
Eastern Coal Corporation	West Virginia
Elkay Mining Company	West Virginia
Jewell Ridge Coal Corporation	Virginia
Kentland-Elkhorn Coal Corporation	Kentucky
Meadow River Coal Company	Kentucky
Pittston Coal Group, Inc.	Virginia
Ranger Fuel Corporation	West Virginia
Sea “B” Mining Company	Virginia
Pittston Mineral Ventures Company	Delaware
PMV Gold Company	Delaware
Pittston Mineral Ventures International Ltd.	Delaware
Mineral Ventures of Australia Pty Ltd.	Australia
Western Australian Minerals Company Pty Ltd	Australia

NOTE:  Subsidiaries that are not majority owned do not constitute “Subsidiaries” for the purposes of this Schedule.  They have been left on the Schedule so as to make the ownership structure clear.

All Subsidiaries listed above are Restricted Subsidiaries other than Servicio Pan Americano de Proteccion C.A. (Venezuela), which is an Unrestricted Subsidiary.

Certain Subsidiaries located in foreign jurisdictions are subject to local repatriation and other statutory or regulatory requirements in connection with the declaration and payment of dividends out of profits and other similar distributions.

5.4-5

Financial Statements

The annual reports for the fiscal years 2005-2009.

The Form 10-Q for the period ending September 30, 2010.

SCHEDULE 5.5
(to Note Purchase Agreement)

Existing Debt; Existing Liens

Obligor(s)	Guarantor(s)	Obligee(s)	Maximum Facility Amount	Principal Amount Outstanding on 9/30/10#	Principal Amount Outstanding on 12/31/10#
The Company and certain foreign Subsidiary borrowers	The Company, Brink’s, Incorporated, Brink’s Holding Company and Pittston Services Group Inc.	Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto	$400,000,000	$150,200,000	$217,100,000
The Company and certain Subsidiaries	Brink’s, Incorporated, Brink’s Holding Company and Pittston Services Group Inc.	The Royal Bank of Scotland, N.V.	$135,000,000	$107,700,000*	$56,600,000*
The Company	None	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$54,000,000	$0	$48,200,000*
The Company and certain Subsidiaries	The Company and Brink’s, Incorporated	The Royal Bank of Scotland, N.V.	$40,000,000	$28,300,000**	$31,200,000**
The Company and certain Subsidiaries	Brink’s, Incorporated	Bank of America, N.A.	$20,000,000	$8,300,000**	$8,500,000**
The Company	Brink’s, Incorporated, Brink’s Holding Company and Pittston Services Group Inc.	PNC Bank, National Association	$20,000,000	$0	$0
Brink’s, Incorporated	The Company	Chase Equipment Finance, Inc.	$30,000,000	$3,200,000	$9,800,000
The Peninsula Ports Authority of Virginia, Dominion Terminal Associates, Pittston Coal Terminal Corporation and the Company	The Company	Various bondholders	$43,160,000	$43,160,000	$43,160,000

Schedule 5.15
(to Note Purchase Agreement)

Obligor(s)	Guarantor(s)	Obligee(s)	Maximum Facility Amount	Principal Amount Outstanding on 9/30/10#	Principal Amount Outstanding on 12/31/10#
Brink’s, Incorporated	None	GE Fleet Services	None	$16,900,000^	$17,900,000^

# rounded to the nearest $100,000

* Amount outstanding is attributable to letters of credit only.

** Total principal amount outstanding includes Debt, letters of credit and bank guarantees issued under the facility.

^ Lessor’s remaining book value of leased equipment.

Material changes in the principal amount of Debt outstanding since September 30, 2010 are identified above in the principal amount outstanding as of December 31, 2010.

Liens on facilities and equipment of the Company and certain of its Restricted Subsidiaries representing Capital Lease obligations in the aggregate amount of approximately $67,400,000.

5.15-2

ICC Termination Act

Brink’s, Incorporated and Brink’s Canada Limited are subject to regulation as FMCSA motor carriers under the ICC Termination Act of 1995, as amended.

Schedule 5.17
(to Note Purchase Agreement)

[Form of Series A Note]

The Brink’s Company

4.57% Guaranteed Senior Unsecured Note, Series A, Due January 24, 2021

No. [_____]	[Date]
$[_______]	PPN 109696 A*5

For Value Received, the undersigned, The Brink’s Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Virginia, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on January 24, 2021, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.57% per annum from the date hereof, payable semiannually, on the 24th day of January and July in each year, commencing with the January 24 or July 24 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of The Royal Bank of Scotland in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Guaranteed Senior Unsecured Notes, Series A (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 24, 2011 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 and 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving

Exhibit I-A
(to Note Purchase Agreement)

payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment and performance of this Note and all other Notes issued pursuant to the Note Purchase Agreement shall have the benefit of the provisions of Section 13 of the Note Purchase Agreement to which reference is hereby specifically made for a description of the rights and benefits thereof.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The Brink’s Company

By
[Title]

E-1-A-2

[Form of Series B Note]

The Brink’s Company

5.20% Guaranteed Senior Unsecured Note, Series B, Due January 24, 2021

No. [_____]	[Date]
$[_______]	PPN 109696 A@3

For Value Received, the undersigned, The Brink’s Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Virginia, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on January 24, 2021, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.20% per annum from the date hereof, payable semiannually, on the 24th day of January and July in each year, commencing with the January 24 or July 24 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of The Royal Bank of Scotland in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Guaranteed Senior Unsecured Notes, Series B (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 24, 2011 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 and 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the

Exhibit 1-B
(to Note Purchase Agreement)

person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

The payment and performance of this Note and all other Notes issued pursuant to the Note Purchase Agreement shall have the benefit of the provisions of Section 13 of the Note Purchase Agreement to which reference is hereby specifically made for a description of the rights and benefits thereof.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The Brink’s Company

By
[Title]

E-1-B-2

[Form of Guarantor Joinder Agreement]

This Guarantor Joinder Agreement (the “Agreement”), dated as of ______________, 20__, is made by _____________________, a _____________ (the “Applicant Guarantor”), pursuant to that certain Note Purchase Agreement, dated as of January [__], 2011 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among The Brink’s Company, a Virginia corporation (the “Company”), certain of the Company’s Subsidiaries from time to time party thereto and the holders of the Notes from time to time party thereto (the “Noteholders”).

The Applicant Guarantor has indicated its desire to become a Guarantor pursuant to Section 9.7 of the Note Agreement.

Accordingly, the Applicant Guarantor hereby agrees as follows for the benefit of the Noteholders:

    1.The Applicant Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Guarantor will be deemed to be a party to the Note Agreement and a Guarantor for all purposes of the Note Agreement, and shall assume and have all of the obligations of a Guarantor thereunder as if it has executed the Note Agreement.  The Applicant Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Note Agreement applicable to a Guarantor.

    2.The Applicant Guarantor acknowledges and confirms that it has received a copy of the Note Agreement and the Schedules and Exhibits thereto.

    3.The Company confirms that all of its obligations under the Note Agreement are, and upon the Applicant Guarantor becoming a Guarantor shall continue to be, in full force and effect.

    4.Each of the Company and the Applicant Guarantor agrees that at any time and from time to time, upon the written request of the Required Holders, it will execute and deliver such further documents and do such further acts and things as the Required Holders may reasonably request in order to effect the purposes of this Agreement.

    5.This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

    6.This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 2
(to Note Purchase Agreement)

In Witness Whereof, each of the Applicant Guarantor and the Company has caused this Guarantor Joinder Agreement to be duly executed by its authorized officers as of the day and year first above written.

Applicant Guarantor:	[_____________________________________]

By:
Name:
Title:

The Brink’s Company

By:
Name:
Title:

  E-2-2